EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Registration Statement of AmeriFirst Fund I, LLC on Form S-1 of our report dated August 21, 2002, relating to Amerifirst Fund I LLC's financial statements, which report includes an explanatory paragraph as to an uncertainty with respect to the Fund's ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption "Experts".

/s/ Marcum & Kliegman LLP
-------------------------

Marcum & Kliegman LLP
New York, NY
November 4, 2002


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